Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Seneca-Cayuga Bancorp, Inc.

Seneca Falls, New York

As Of:

February 22, 2006

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Seneca-Cayuga Bancorp, Inc.

Seneca Falls, New York

As Of:

February 22, 2006

KELLER & COMPANY, INC.

Financial Institution Consultants

Investment and Financial Advisors

555 Metro Place North	614-766-1426
Suite 524	614-766-1459 (fax)
Dublin, Ohio 43017

March 22, 2006

Board of Directors

Seneca Falls Savings Bank

19 Cayuga Street

Seneca Falls, NY 13148

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of Seneca-Cauyga Bancorp, Inc. (the “Corporation”), which is the mid-tier holding company of Seneca Falls Savings Bank, Seneca Falls, New York (“Seneca Falls Savings” or the “Bank”). The Corporation is a subsidiary of Seneca Falls Savings Bank, MHC. Such stock is to be issued in connection with the application to complete a minority stock offering by the Corporation, with Seneca Falls Savings, MHC, to own 55.0 percent of the Corporation. This appraisal was prepared and provided to the Bank in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Seneca Falls Savings and the material provided by the independent auditors, Beard Miller Company, LLP, Baltimore, Maryland, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Seneca Falls Savings, with the law firm of Luse, Gorman, Pomerenk & Schick, P.C., Washington, D.C., the Bank’s conversion counsel, and with Beard Miller Company, LLP. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

Board of Directors

Seneca Falls Savings Bank

March 22, 2006

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of February 22, 2006, the pro forma market value or appraised value of the Corporation was $18,000,000 at the midpoint, with a minority offering of $8,100,000 or 810,000 shares at $10 per share, representing 45.0 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $15,300,000 to a maximum of $20,700,000, with a maximum, as adjusted, of $23,805,000, representing an offering range from a minimum of $6,885,500 to a maximum of $9,315,000, with a maximum, as adjusted, of $10,712,250, representing 688,500 shares, 931,500 shares and 1,071,225 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of Seneca-Cauyga Bancorp, Inc., as of February 22, 2006, is $18,000,000, at the midpoint with a midpoint offering of $8,100,000.

Very truly yours,

KELLER & COMPANY, INC.

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE
1	Consolidated Statement of Financial Condition - At December 31, 2005

2	Consolidated Statements of Financial Condition - At June 30, 2001 through 2004

3	Consolidated Statement of Income for the Year Ended December 31, 2005

4	Consolidated Statement of Income for the Year Ended December 31, 2004

5	Selected Financial Information

6	Income and Expense Trends

7	Normalized Earnings Trend

8	Performance Indicators

9	Volume/Rate Analysis

10	Yield and Cost Trends

11	Net Portfolio Value

12	Loan Portfolio Composition

13	Loan Maturity Schedule

14	Loan Originations and Purchases

15	Delinquent Loans

16	Nonperforming Assets

17	Classified Assets

18	Allowance for Loan Losses

19	Investment Portfolio Composition

20	Mix of Deposits

21	Certificates of Deposit by Rate and Maturity

22	Deposit Activity

23	Borrowed Funds

24	Offices of Seneca Falls Savings Bank

25	Management of the Bank

26	Key Demographic Data and Trends

27	Key Housing Data

28	Major Sources of Employment

29	Unemployment Rates

30	Market Share of Deposits

31	National Interest Rates by Quarter

32	Thrift Stock Prices and Pricing Ratios

33	Key Financial Data and Ratios

34	Recently Converted Thrift Institutions

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE
35	Acquisitions and Pending Acquisitions

36	Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies

37	Key Financial Data and Ratios - Mutual Holding Companies

38	Balance Sheets Parameters - Comparable Group Selection

39	Operating Performance and Asset Quality Parameters - Comparable Group Selection

40	Balance Sheet Ratios Final Comparable Group

41	Operating Performance and Asset Quality Ratios Final Comparable Group

42	Balance Sheet Totals - Final Comparable Group

43	Balance Sheet - Asset Composition Most Recent Quarter

44	Balance Sheet - Liability and Equity Most Recent Quarter

45	Income and Expense Comparison Trailing Four Quarters

46	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters

47	Yields, Costs and Earnings Ratios Trailing Four Quarters

48	Dividends, Reserves and Supplemental Data

49	Valuation Analysis and Conclusions

50	Market Pricings and Financial Ratios - Stock Prices Comparable Group

51	Projected Effects of Conversion Proceeds - Minimum

52	Projected Effects of Conversion Proceeds - Midpoint

53	Projected Effects of Conversion Proceeds - Maximum

54	Projected Effects of Conversion Proceeds - Maximum, as Adjusted

55	Summary of Valuation Premium or Discount

ALPHABETICAL EXHIBITS

A	Background and Qualifications

B	RB 20 Certification

C	Affidavit of Independence

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Seneca-Cayuga Bancorp, Inc., an Ohio corporation, formed as a mid-tier holding company to own all of the common stock of Seneca Falls Savings Bank (“Seneca Falls Savings” or the “Bank”), Seneca Falls, New York. The Corporation will be majority owned by Seneca Falls Savings Bank, MHC, a federally-chartered mutual holding company. Under the Plan of Conversion, the Corporation will be majority owned by Seneca Falls Savings Bank, MHC, which will own 55.0 percent of the Corporation. The Corporation will sell 45.0 percent of the appraised value of the Corporation as determined in this Report in a minority stock offering.

The Application is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

Introduction (cont.)

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the four fiscal years ended June 30, 2001 through 2004, and for the two years ended December 31, 2004 and 2005, and discussed them with Seneca Falls Savings’ management and with Seneca Falls Savings’ independent auditors, BMC, LLP, (Beard Miller and Company), Baltimore, Maryland. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form MHC and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Seneca Falls Savings’ main office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to New York and the United States. We have also examined the competitive market within which Seneca Falls Savings operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Seneca Falls Savings to those selected institutions.

Introduction (cont.)

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF SENECA FALLS SAVINGS BANK

GENERAL

Seneca Falls Savings Bank was organized in 1870 as a New York-chartered mutual savings bank. The Bank plans to convert to a federally chartered stock savings bank as part of its formation of a mutual holding company. The Bank has also filed for approval to form a mid-tier stock holding company with the name Seneca-Cayuga Bancorp, Inc., which will own all of the stock of the Bank. The Bank’s planned mutual holding company, Seneca Falls Savings Bank, MHC, will own 55.0 percent of Seneca-Cayuga Bancorp, Inc.

Seneca Falls Savings conducts its business from its main office in Seneca Falls and its three branches in Waterloo, Geneva and Auburn, New York. The Bank’s primary market area is focused on Seneca and Cayuga Counties. The Bank has a loan production office in Skaneateles, New York. The Bank also has a subsidiary that provides insurance agency services and operates under the name Royce & Rosenkrans.

Seneca Falls Savings’ deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Savings Association Insurance Fund (“SAIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Seneca Falls Savings is a member of the Federal Home Loan Bank (the “FHLB”) of New York and is regulated by the OTS and by the FDIC. As of December 31, 2005, Seneca Falls Savings had assets of $151,950,000, deposits of $112,915,000 and equity of $10,112,000.

Seneca Falls Savings has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Seneca Falls Savings has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, excluding construction loans, which represented 60.7 percent of its loan originations during the fiscal year ended

General (cont.)

December 31, 2004. One- to four-family loan originations, excluding construction loans represented a larger 63.8 percent of loan originations during the year ended December 31, 2005. At December 31, 2005, 83.4 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding construction and home equity loans, compared to a lesser 81.4 percent at December 31, 2004, with the primary sources of funds being retail deposits from residents in its local communities. The Bank is also an originator of multi-family and commercial real estate loans, construction loans, consumer loans, commercial business loans and home equity lines of credit. Consumer loans include automobile loans, recreational vehicle loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $61.1 million, or a strong 40.2 percent of its assets, excluding FHLB stock which totaled $1.5 million or 0.98 percent of assets at December 31, 2005. The Bank had $57.2 million of its investments in mortgage-backed and related securities representing 37.6 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold by the Corporation in the minority stock offering will be $8.1 million or 810,000 shares at $10 per share based on the midpoint of the appraised value of $18.0 million, representing 45.0 percent of the total value. The net conversion proceeds will be $7.4 million, reflecting conversion expenses of approximately $667,000. The actual cash proceeds to the Bank of $6.9 million will represent 93.3 percent of the net conversion proceeds. The ESOP will represent 8.71 percent of the gross shares issued in the minority offering, or 70,560 shares at $10 per share, representing $705,600 or 3.92 percent of the total value. The Bank’s net proceeds will be used to fund new loans, to open a new branch and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short-and intermediate-term

General (cont.)

government or federal agency securities or to invest in short-term deposits and can use the proceeds to pay dividends and buy back shares of common stock in the future.

The Bank has experienced a moderate deposit increase over the past three fiscal years with deposits increasing 28.0 percent from June 30, 2001 to June 30, 2004, or an average of 9.3 percent per year. From June 30, 2004, to December 31, 2005, deposits then increased by 10.6 percent compared to an increase of 2.4 percent in fiscal year 2005.

The Bank has focused on increasing its loan activity during the past two years following strong refinancing activity, on monitoring its net interest margin and earnings, on controlling its level of nonperforming assets and on maintaining a reasonable equity to assets ratio. Equity to assets decreased from 6.93 percent of assets at December 31, 2004, to 6.65 percent at December 31, 2005, due to the Bank’s minimal growth in assets combined with minimal earnings in 2005, which will be discussed in the Income and Expense section.

The primary lending strategy of Seneca Falls Savings has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family loans, the origination of construction loans, the origination of home equity loans, and the origination of consumer loans.

The Bank’s share of one- to four-family mortgage loans has increased modestly, from 81.4 percent of gross loans at December 31, 2004, to 83.4 percent as of December 31, 2005. Multi-family loans decreased from 1.5 percent of loans to 1.2 percent from December 31, 2004, to December 31, 2005, while construction loans decreased from 5.5 percent to 3.9 percent during the same time period. Commercial real estate loans remained at 3.8 percent at December 31, 2004 and December 31, 2005. Home equity loans decreased from 5.3 percent of loans to 5.2 percent of loans from December 31, 2004, to December 31, 2005. All types of real estate loans as a group witnessed no change, remaining at 97.5 percent of gross loans at December 31, 2004, and December 31, 2005. The share of real estate loans was offset by the Bank’s share of consumer loans and commercial loans. The Bank’s share of consumer loans witnessed a

General (cont.)

decrease in their share of loans from 2.5 percent at December 31, 2004, to 2.4 percent at December 31, 2005, but the dollar level of consumer loans increased from $1.7 million to $1.9 million. The Bank’s share of commercial loans increased from zero at December 31, 2004, to 0.1 percent at December 31, 2005.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances but recognizing the Bank’s lower level of higher risk loans and lower charge-offs. At December 31, 2004, Seneca Falls Savings had $322,000 in its loan loss allowance or 0.46 percent of gross loans, and 110.4 percent of nonperforming loans with the allowance increasing to $371,000 and represented a similar 0.47 percent of gross loans and a lesser 86.7 percent of nonperforming loans at December 31, 2005.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a strong emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and striving to continue to increase noninterest income.

PERFORMANCE OVERVIEW

The financial position of Seneca Falls Savings at year end June 30, 2001 through June 30, 2004, and at December 31, 2004 and 2005, is shown in Exhibits 1 and 2, and the earnings performance of Seneca Falls Savings for the years ended December 31, 2004 and 2005 is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at December 31, 2004 and 2005. Seneca Falls Savings has focused on growing its asset base, increasing its loans and investment securities, and growing retail deposits from 2001 through 2004. The most recent impact of these trends, recognizing the recent rise in interest rates, was a minimal rise in assets and modest rise in loans offset by a decrease in investments and a modest rise in deposits from December 31, 2004, through December 31, 2005.

With regard to the Bank’s recent financial condition, Seneca Falls Savings has experienced a strong increase in assets from June 30, 2003, to June 30, 2004, with a modest increase in deposits and strong increase in FHLB advances, and a slight decrease in the dollar level of equity over this year. The Bank witnessed an increase in assets of $31.7 million or 29.5 percent for the period of June 30, 2003, to June 30, 2004.

For the year ended December 31, 2005, assets increased a minimal $423,000 or 0.3 percent. Over the past four periods, the Bank experienced its largest dollar rise in assets of $31.7 million in fiscal year 2004, which represented a strong 29.5 percent increase in assets funded primarily by a rise in FHLB advances of $24.3 million. This increase in assets was preceded by a $12.4 million or 8.9 percent increase in assets from June 30, 2003, to June 30, 2004, and succeeded by a $423,000 increase or 0.3 percent in calendar year 2005.

Seneca Falls Savings’ loan portfolio, which includes mortgage loans and non-mortgage loans, increased from $50.4 million at June 30, 2001, to $66.8 million at June 30, 2004, and represented a total increase of $16.4 million, or 32.4 percent. The average annual increase during that period was 10.9 percent. For the eighteen months ended December 31, 2005, loans increased $12.4 million or 18.6 percent.

Performance Overview (cont.)

Seneca Falls Savings has obtained funds through deposits and through the use of FHLB advances. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for attracting retail deposits. Deposits increased $22.1 million or 28.0 percent from June 30, 2001 to June 30, 2004, with an average annual rate of increase of 9.3 percent. For the eighteen months ended December 31, 2005, deposits increased by $11.9 million or 11.8 percent. The Bank’s largest annual deposit growth was in 2003, when deposits increased $8.8 million or a relatively strong 10.4 percent.

The Bank witnessed an increase in its dollar equity level in two of three years from June 30, 2001 through June 30, 2004, and then experienced a slight decrease in equity from June 30, 2004, through December 31, 2005. At June 30, 2001, the Bank had equity of $10.1 million, representing a 10.36 percent equity to assets ratio and then increased to $10.5 million at June 30, 2004, representing a lower 7.51 percent equity to assets ratio due to the Bank’s modest earnings. At December 31, 2005, equity was a lesser $10.1 million and a lower 6.65 percent of assets due to the Bank’s one-time compensation costs related to the Bank’s lower net interest income.

The overall decrease in the equity to assets ratio from June 2001 to 2004 was the result of the Bank’s growth in assets. The dollar level of equity increased 3.9 percent from June 30, 2001, to June 30, 2004, and then decreased 3.3 percent from June 30, 2004 through December 31, 2005.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Seneca Falls Savings. This table provides key income and expense figures in dollars for the fiscal years of 2004 and 2005.

Seneca Falls Savings witnessed a moderate increase in its dollar level of interest income from fiscal 2004 to fiscal 2005. Interest income was $6.40 million in 2004 and a greater $7.20 million in 2005, representing an increase of $802,000 or 12.5 percent.

The Bank’s interest expense also experienced an increase from fiscal year 2004 to 2005. Interest expense increased from $2.49 million in 2004 to $3.44 million in 2005, representing an increase of $955,000 or 38.4 percent. Interest income increased a lesser $802,000. Such increase in interest income in 2005 notwithstanding the greater increase in interest expense, resulted in a dollar decrease in annual net interest income of $153,000 or 3.9 percent for the fiscal year ended December 31, 2005, and a moderate decrease in net interest margin.

The Bank has made provisions for loan losses in each of the past two calendar years of 2004 and 2005. The amounts of those provisions were determined in recognition of the Bank’s levels of nonperforming assets, charge-offs, repossessed assets, and industry norms. The loan loss provisions were $210,000 in 2004, and $88,000 in 2005. The impact of these loan loss provisions has been to provide Seneca Falls Savings with a general valuation allowance of $371,000 at December 31, 2005, or 0.47 percent of gross loans and 86.5 percent of nonperforming assets.

Total other income or noninterest income indicated an increase from calendar year 2004 to 2005. In the year ended December 31, 2004, noninterest income was $1,713,000 or 1.13 percent of assets. In the year ended December 31, 2005, noninterest income was a greater $2,056,000, representing 1.35 percent of assets. Noninterest income consists primarily of service charges, loan fees, and gains on the sale of loans and investments.

Income and Expense (cont.)

The Bank’s general and administrative expenses or noninterest expenses increased from $5.39 million for the calendar year of 2004 to $5.64 million for the calendar year ended December 31,2005, representing an increase of 4.6 percent. On a percent of average assets basis, operating expenses decreased from 3.94 percent of average assets for the calendar year ended December 31, 2004, to 3.75 percent for the calendar year ended December 31, 2005.

The net earnings position of Seneca Falls Savings has indicated volatility in 2004 and 2005. The annual net income figures for the calendar years ended December 31, 2004 and 2005 were $30,000 and $73,000, respectively, representing returns on average assets of 0.02 percent and 0.05 percent for fiscal years 2004 and 2005, respectively.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended December 31, 2005. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments to earnings.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets increased slightly from 0.02 percent in 2004, to 0.05 percent in calendar year 2005.

The Bank’s net interest rate spread decreased from 3.00 percent in 2004 to 2.59 percent in 2005. The Bank’s net interest margin indicated a similar trend, decreasing from 3.13 percent in 2004 to 2.73 percent in 2005. Seneca Falls Savings’ net interest rate spread decreased 41 basis points from 2004 to 2005. The Bank’s net interest margin followed a similar change, decreasing 40 basis points from 2004 to 2005.

The Bank’s lower return on average equity increased slightly from 2004 to 2005. The return on average equity increased from 0.28 percent in 2004 to 0.69 percent in fiscal year 2005.

Income and Expense (cont.)

Seneca Falls Savings’ ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 106.51 percent at December 31, 2004, to 105.62 percent at December 31, 2005. The Bank’s decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its equity ratio.

The Bank’s ratio of noninterest expenses to average assets decreased from 3.94 percent in calendar year 2004 to 3.75 percent in fiscal year 2005. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 59.0 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 95.87 percent in 2004 to 97.06 percent in 2005.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Seneca Falls Savings witnessed an increase in its nonperforming asset ratio from 2004 to 2005, but the ratio is still below the industry norm. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans and real estate owned. Seneca Falls Savings’ nonperforming assets consisted of just nonaccrual loans and real estate owned. The ratio of nonperforming assets to total assets was a lower 0.28 percent at December 31, 2005, increasing from 0.21 percent at December 31, 2004.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 0.47 percent of loans at December 31, 2004, and remained at 0.47 percent at December 31, 2005. As a percentage of nonperforming loans, Seneca Falls Savings’ allowance for loan losses to nonperforming loans was 109.52 percent at December 31, 2004, and a lower 86.68 percent at December 31, 2005.

Income and Expense (cont.)

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the calendar year of 2005. In calendar year 2005, net interest income decreased $153,000, due to an increase in interest expense of $955,000 reduced by an $802,000 increase in interest income. The increase in interest income was due to an increase due to rate of $136,000, accented by an increase due to volume of $666,000. The increase in interest expense was due to an $790,000 increase due to rate, accented by a $165,000 increase due to volume.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2004 and 2005, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Seneca Falls Savings’ weighted average yield on its loan portfolio decreased 8 basis points from fiscal year 2004 to 2005, from 6.40 percent to 6.32 percent. The yield on mortgage-backed securities increased 34 basis points from fiscal year 2004 to 2005, from 3.85 percent to 4.19 percent. The yield on other interest-earning assets increased 13 basis points from 2004 to 2005, from 2.62 percent in 2004 to 2.75 percent in 2005. The combined weighted average yield on all interest-earning assets increased 10 basis points to 5.22 percent from fiscal year 2004 to 2005.

Seneca Falls Savings’ weighted average cost of interest-bearing liabilities increased 52 basis points to 2.64 percent from calendar year 2004 to 2005, which was greater than the Bank’s 10 basis point increase in yield, resulting in a decrease in the Bank’s net interest rate spread of 42 basis points from 3.00 percent to 2.58 percent from 2004 to 2005. The Bank’s net interest margin decreased from 3.13 percent in calendar year 2004 to 2.73 percent in calendar year 2005, representing a decrease of 40 basis points. The Bank’s net interest rate spread decreased another 10 basis points to 2.48 percent at December 31, 2005, and net interest margin decreased another 4 basis points to 2.69 percent at December 31, 2005.

INTEREST RATE SENSITIVITY

Seneca Falls Savings monitors its interest rate sensitivity position and has focused on maintaining a moderate level of interest rate risk exposure by maintaining small shares of adjustable-rate residential mortgage loans, short term construction loans and adjustable-rate home equity loans, commercial real estate and multi family loans to offset its larger share of fixed-rate residential mortgage loans. Seneca Falls Savings recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in net portfolio value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Seneca Falls Savings has responded to the interest rate sensitivity issue by increasing its share of adjustable-rate loans.

The Bank measures its interest rate risk through the use of its net portfolio value (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Bank is calculated on a quarterly basis, by the OTS, showing the Bank’s NPV to asset ratio, the dollar change in NPV, and the change in the NPV ratio for the Bank under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Interest Rate Sensitivity (cont.)

Exhibit 11 provides the Bank’s NPV levels and ratios as of December 31, 2005, based on the OTS’ calculations and the changes in the Bank’s NPV levels under rising and declining interest rates. The focus on this exposure table is a 200 basis point change in interest rates either up or down.

The Bank’s change in its NPV level at December 31, 2005, based on a rise in interest rates of 100 basis points was an 18.0 percent decrease, representing a dollar decrease in equity value of $2,579,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV level was estimated to increase 7.0 percent or $1,089,000 at December 31, 2005. The Bank’s exposure increases to a 42.0 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $6,218,000. The Bank’s exposure is an 8.0 percent increase based on a 200 basis point decrease in interest rates, representing a dollar increase of $1,121,000.

The Bank’s post shock NPV ratio based on a 200 basis point rise in interest rates is 6.03 percent and indicates a 375 basis point decrease from its 9.79 percent based on no change in interest rates.

The Bank is aware of its moderate interest rate risk exposure under rapidly rising rates and falling rates. Due to Seneca Falls Savings’ recognition of the need to control its interest rates exposure, the Bank has been a more active originator of adjustable-rate residential mortgage and home equity loans and adjustable-rate commercial real estate and multi-family loans and plans to continue this lending strategy but with continued activity in fixed-rate residential mortgage loans. The Bank will also focus on increasing its lower NPV ratio, recognizing the planned minority stock offering will strengthen the Bank’s NPV ratio, based on any change in interest rates.

LENDING ACTIVITIES

Seneca Falls Savings has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, including land loans, construction loans, home equity loans, multi-family loans, commercial loans and consumer loans. Exhibit 12 provides a summary of Seneca Falls Savings’ loan portfolio, by loan type, at December 31, 2004 and 2005.

The primary loan type for Seneca Falls Savings has been residential loans secured by one- to four-family dwellings, representing a strong 83.4 percent of the Bank’s gross loans as of December 31, 2005. This share of loans has seen a modest increase from 81.4 percent at December 31, 2004. The second largest real estate loan type as of December 31, 2005, was home equity loans, which comprised a modest 5.2 percent of gross loans compared to 5.3 percent as of December 31, 2004. The third key real estate loan type was construction loans, which represented 3.9 percent of gross loans as of December 31, 2005, compared to a larger 5.5 percent at December 31, 2004. The fourth key real estate loan type was commercial real estate loans, which represented 3.8 percent of gross loans as of December 31, 2005, compared to an identical 3.8 percent at December 31, 2004. These four real estate loan categories represented a strong 96.3 percent of gross loans at December 31, 2005, compared to a lesser 96.0 percent of gross loans at December 31, 2004.

Commercial business loans represent a minimal size loan category for Seneca Falls Savings. Commercial business loans totaled only $48,000 and represented 0.1 percent of gross loans at December 31, 2005, compared to zero at December 31, 2004.

The consumer loan category was the other loan category at December 31, 2005, and represented a modest 2.4 percent of gross loans compared to 2.5 percent at December 31, 2004. Consumer loans were the fifth largest overall loan type at December 31, 2005, and were also the fifth largest loan category at December 31, 2004. The Bank’s consumer loans include automobile loans, recreational vehicle loans, savings account loans, home equity loans and

Lending Activities (cont.)

secured and unsecured personal loans. The overall mix of loans has witnessed minimal change from year-end 2004 to year-end 2005, with the Bank having increased its share of one- to four-family loans to offset its decrease in construction loans and multi-family loans.

The emphasis of Seneca Falls Savings’ lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Seneca Falls Savings’ primary market area of Seneca and Cayuga Counties. At December 31, 2005, 83.4 percent of Seneca Falls Savings’ gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years and five years. The interest rates on ARMs are generally indexed to the monthly average yield on the U.S. Treasury constant maturities index. ARMs have a maximum rate adjustment of normally 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury constant maturities index. The Bank retains all ARMs which it originates. The majority of ARMs have terms of 30 years, the maximum term offered, with some having terms of 15 and 25 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with a share of Seneca Falls Savings’ new fixed-rate mortgage loans normally sold in the secondary market. Fixed-rate mortgage loans have a maximum term of 30 years with most originations today having terms of 10 to 30 years. The Bank’s fixed-rate mortgage loans conform to FHLMC underwriting standards.

Lending Activities (cont.)

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Seneca Falls Savings, even though the Bank is permitted to make loans up to a 100.0 percent loan-to-value ratio. While the Bank does make loans up to 100.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Seneca Falls Savings has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $4.0 million in commercial real estate and multi-family loans combined at December 31, 2005, or 5.0 percent of gross loans, compared to a larger $4.9 million or 7.1 percent of gross loans at December 31, 2004.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, restaurants, small retail establishments and office buildings and other owner-occupied properties used for business. The multi-family and commercial real estate loans are fully amortizing with a term of up to 20 years for fixed-rate and adjustable-rate loans with three-year and five-year adjustment periods. These loans have a maximum rate adjustment of 2.0 percent per adjustment period and 6.0 percent for the life of the loan. The maximum loan-to-value ratio is normally 75.0 percent.

The Bank also originates construction loans to individuals and to a lesser extent to builders for the construction of residential projects. The Bank had $3.1 million or 3.9 percent of gross loans in construction loans at December 31, 2005. Construction loans normally have a term of twelve months for the construction period with a fixed interest rate for the term of the loan and a loan-to-value ratio of no more than 100.0 percent for single-family construction loans, 80.0 percent for two-family construction loans and all other construction loans. The

Lending Activities (cont.)

construction loan is written to convert to a permanent loan at the end of the construction period. The Bank will originate commercial construction loans for a loan-to-value ratio of up to 80.0 percent.

Seneca Falls Savings is an originator of consumer loans, excluding home equity loans, with these loans totaling $1.9 million at December 31, 2005, and representing 2.4 percent of gross loans. The Bank also originates home equity loans which totaled $4.1 million, representing 5.2 percent of loans. Home equity lines of credit have adjustable rates tied to the prime rate as published in the Wall Street Journal. These loans have a maximum loan-to-value ratio of 100.0 percent of the personal property. Home equity lines of credit have terms of up to 10 years with a 15 year amortization period.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Seneca Falls Savings’ fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At December 31, 2005, 13.0 percent of the Bank’s loans due after December 31, 2005, were adjustable-rate and 87.0 percent were fixed-rate. At December 31, 2005, the Bank had a moderate 10.2 percent of its loans due on or before December 31, 2006, in one year or less with 21.1 percent due by December 31, 2010, or in five years or less.

As indicated in Exhibit 14, Seneca Falls Savings experienced a modest increase in its one-to four-family loan originations and total loan originations from calendar year 2004 to 2005. Total loan originations in calendar year 2004 were $26.7 million compared to a larger $27.7 million in calendar year 2005, reflective of a higher level of one- to four-family loans originated, increasing from $16.2 million to $17.7 million. The increase in one- to four-family real estate loan originations from 2004 to 2005 of $1.5 million represented 150.8 percent of the $950,000 aggregate increase in total loan originations from 2004 to 2005, with construction loans decreasing $897,000. Commercial real estate loans decreased $571,000 from 2004 to 2005, and home equity loans originated increased $511,000. Consumer loans increased $396,000 from 2004 to 2005.

Lending Activities (cont.)

Overall, loan originations exceeded principal payments, loans sales, loan repayments and other deductions in 2004 and also exceeded reductions in 2005. In calendar 2004, loan originations exceeded reductions by $2.5 million, then exceeded reductions by $10.2 million in 2005.

NONPERFORMING ASSETS

Seneca Falls Savings understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions through many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been formed to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the county and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Seneca Falls Savings witnessed a moderate increase in nonperforming assets in 2005.

Exhibit 15 provides a summary of Seneca Falls Savings’ delinquent loans at December 31, 2004 and 2005, indicating an overall decrease in delinquent loans from December 31, 2004, to December 31, 2005. The Bank had $637,000 in loans delinquent 60 to 89 days at December 31, 2005. Loans delinquent 90 days or more totaled $428,000 at December 31, 2005, with these two categories representing 1.33 percent of gross loans with most of them on- to four-family real estate loans. At December 31, 2004, delinquent loans of 60 to 89 days totaled a similar $701,000 or 1.01 percent of gross loans and loans delinquent loans of 90 days or more totaled $294,000 or 0.42 percent of gross loans for a combined share of a higher 1.43 percent of gross loans, compared to a higher $1,065,000 but a lower 1.33 percent of gross loans at December 31, 2005.

It is normal procedure for Seneca Falls Savings’ board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 5 to 15 days, the Bank sends a notice to the borrower, possibly accompanied by a phone call, and after 15 days delinquency, a second notice is sent. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 15 days delinquency and 45 days of delinquency.

Nonperforming Assets (cont.)

When the loan becomes delinquent at least 90 days, the Bank will send a letter to the borrower declaring acceleration of payment and providing the borrower 30 days to make arrangements for payments. Under certain circumstances, the Bank may arrange for a n alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceeding is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 120 days and no workout agreement has been reached.

Exhibit 16 provides a summary of Seneca Falls Savings’ nonperforming assets at December 31, 2004 and 2005. Nonperforming assets include loans 90 days or more past due, nonaccruing loans and repossessed assets. The Bank carried a lower level of nonperforming assets in 2004 and 2005. Seneca Falls Savings’ level of nonperforming assets was $314,000 at December 31, 2004, and a larger $429,000 at December 31, 2005, which represented 0.21 percent of assets in 2004 and 0.28 percent in 2005. The Bank’s nonperforming assets included $294,000 in nonaccrual loans, no loans 90 days or more past due and $20,000 in real estate owned for a total of $314,000 in 2004 and $1,000 in real estate owned, n loans 90 days or more past due, and $428,000 in nonaccrual loans of r a total of $429,000 in 2005.

Seneca Falls Savings’ level of nonperforming assets was lower than its level of classified assets. The Bank’s level of classified assets was 0.19 percent of assets at December 31, 2004 and 0.28 percent at December 31, 2005 (reference Exhibit 17). The Bank’s classified assets consisted of $424,000 in substandard assets, with no assets classified as doubtful, and $4,000 classified as loss at December 31, 2005.

Nonperforming Assets (cont.)

Exhibit 18 shows Seneca Falls Savings’ allowance for loan losses at December 31, 2004 and 2005, indicating the activity and the resultant balances. Seneca Falls Savings has witnessed a modest increase in its balance of allowance for loan losses from $322,000 at December 31, 2004 to $371,000 at December 31, 2005. The Bank had provisions for loan losses of $210,000 in fiscal 2004 and $88,000 in fiscal 2005.

The Bank had total charge-offs of $131,000 in fiscal 2004, and $66,000 in 2005 with recoveries of $61,000 in 2004 and $27,000 in 2005. The Bank’s ratio of allowance for loan losses to gross loans was 0.47 percent at December 31, 2004, and an identical 0.47 percent at December 31, 2005, due to lower charge-offs. Allowance for loan losses to nonperforming loans was 109.52 percent at December 31, 2004, and 86.68 percent at December 31, 2005.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, equity securities, municipal securities, corporate bonds and mortgage-backed securities. Exhibit 19 provides a summary of Seneca Falls Savings’ investment portfolio at December 31, 2004 and 2005. The exhibit also includes the Bank’s mortgage-backed securities at December 31, 2004 and 2005. Investment securities totaled $6.9 million at December 31,2005, compared to $7.4 million at December 31, 2004. In addition, the Bank had $61.4 million in mortgage-backed securities at December 31, 2004, and a lesser $50.3 million at December 31, 2005.

The primary component of investment securities at December 31, 2005, was equity securities, representing 61.5 percent of total investments, excluding FHLB stock, compared to a lesser 59.7 percent at December 31, 2004. The Bank also had cash and interest-bearing deposits totaling $3.4 million at December 31, 2005, and a lesser $3.1 million at December 31, 2004. The Bank had $1,490,000 in FHLB stock at December 31, 2005. The weighted average

Investments (cont.)

yield on investment securities was 2.39 percent for the year ended December 31, 2005, and a higher 4.19 percent yield on mortgage-backed securities for the year ended December 31, 2005.

DEPOSIT ACTIVITIES

The mix of deposits by type at December 31, 2004 and 2005, is provided in Exhibit 20. There has been a modest change in total deposits and in the deposit mix during this period. Total deposits have increased from $110.2 million at December 31, 2004 to $112.9 million at December 31, 2005, representing an increase of $2.7 million or 2.4 percent. Certificates of deposits have decreased from $41.1 million at December 31, 2004, to $40.7 million at December 31, 2005, representing a decrease of $420,000 or 1.0 percent, while savings, demand and MMDA accounts have increased $3.1 million from $69.2 million at December 31,2004, to $72.3 million at December 31, 2005, or 4.5 percent.

The Bank’s share of certificates of deposit witnessed a decrease, declining from a lower 37.3 percent of deposits at December 31, 2004, to a slightly lower 36.0 percent of deposits at December 31, 2005. The major component of certificates at December 31, 2005, had rates between 3.00 percent and 3.99 percent and represented 30.4 percent of certificates. At December 31, 2004, the major component of certificates was the 2.00 percent to 2.99 percent category with a greater 37.4 percent of certificates. The category witnessing the strongest growth in dollars from December 31, 2004, to December 31, 2005, was certificates with rates between 3.00 percent and 3.99 percent, which increased $7.4 million during this time period. The category witnessing the largest dollar decrease from December 31, 2004, to December 31 2005, was certificates with rates less than 2.0 percent, which declined $7.7 million.

Exhibit 21 also provides a breakdown of certificates by maturity as of December 31, 2005. A strong 52.6 percent of the Bank’s certificates of deposit maturity was certificates maturing in one to two years, which represented 35.9 percent of certificates. The largest

Deposit Activities (cont.)

category of certificates based on interest rate was certificates with rates from 3.00 percent to 3.99 percent, totaling $12.4 million, representing 30.4 percent of certificates.

Exhibit 22 shows the Bank’s deposit activity for the two years ended December 31, 2004, and 2005. Including interest credited, Seneca Falls Savings experienced net increases in deposits in each fiscal year ended 2004 and 2005. In calendar year 2004, there was a net increase in deposits of $20.1 million, and $2.7 million in 2005.

BORROWINGS

Seneca Falls Savings has made regular use of FHLB advances in the years ended December 31, 2004 and 2005. The Bank had total FHLB advances of $29.3 million at December 31, 2004, with a weighted cost of 1.39 percent and a similar balance of $27.0 million at December 31, 2005, with a weighted cost of 3.59 percent.

SUBSIDIARIES

Seneca Falls Savings had one wholly-owned subsidiary at December 31, 2005, Seneca Cayuga Personal Services, LLC. Seneca Cayuga Personal Services’ primary purpose has bene to operate the Bank’s insurance agency, Royce & Rosenkrans. Royce & Rosenkrans offers personal and commercial property insurance, life insurance, long term care, annuity and other products and services. Royce and Rosenkrans represents such insurance companies as Travelers, CNA, Hartford, Progressive, Utica National, Chubb and many others.

OFFICE PROPERTIES

Seneca Falls Savings had four offices at December 31, 2005, its home office located at 19 Cayuga Street in Seneca Falls, and branches in Auburn, Geneva and Waterloo (reference Exhibit 24). Seneca Falls Savings owns its home office and its branches in Geneve and Waterloo. The Bank also owns its loan operations and insurance center in Seneca Falls. At December 31, 2005, the Bank’s net investment in these office premises, including real property acquired for a future branch office, totaled $4.1 million or 2.67 percent of asset sand the Bank’s total investment in fixed assets, based on depreciated cost, was $4.7 million or 3.08 percent of assets.

MANAGEMENT

The president and chief executive officer of Seneca Falls Savings is Robert E. Kernan, Jr., who is also a director and chairman of the board. Mr. Kernan joined the Bank in 1988 as vice president, treasurer and chief financial officer. He became president and chief executive officer in 1991 and also became director the same year. Prior to joining Seneca Falls Savings, Mr. Kernan was vice president and general manager of Northeastern Computer Services, Inc., of Syracuse, New York. Menzo D. Case is executive vice president and chief financial officer of the Bank and joined the Bank in 1999. Prior to joining the Bank, Mr. Case was executive vice president and chief financial officer of Adirondack Financial Services Bancorp, Inc., a savings and loan holding company located in Gloversville, New York. Robert F. Eberle is senior vice president of operations and compliance officer and has been with the Bank since 2003. Bonnie Morlang is vice president and treasurer of the Bank and has worked for the Bank since 1976.

II.	DESCRIPTION OF PRIMARY MARKET AREA

Seneca Falls Savings’ market area encompasses Seneca and Cayuga Counties in New York.

Exhibit 26 provides a summary of key demographic data and trends for Seneca and Cayuga Counties, New York and the United States. From 1990 to 2000, population decreased in the market area counties but increased in New York and the United States. The population decreased by 0.4 percent in Seneca County, decreased by 1.0 percent in Cayuga County and increased by 5.5 percent in New York and 13.2 percent in the United States. The population in 2005 indicated a minimal decrease in population from 2000 to 2005 in Cayuga County, while Seneca County indicated an increase in population of a modest 5.1 percent, compared to a 2.3 percent increase in New York and 6.1 percent in the United States. Future population projections indicate that population will continue to decrease in Cayuga County from 2005 through the year 2010 but increase in the other areas. The Cayuga County’s population is projected to decrease by 1.3 percent, and population is projected to increase by a minimal 0.3 percent in Seneca County and by 2.4 percent in New York and by 6.3 percent in the United States.

The market area experienced an increase in households from 1990 to 2000. During that time period, the number of households increased in Cayuga County by 5.1 percent, in Seneca County by 2.8 percent, in New York by 6.3 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2005 indicates a minimal increase in Cayuga County of 0.8 percent, with Seneca County increasing its households by 2.6 percent. New York also indicated an increase of 2.7 percent, lower than the United States’ increase of 6.6 percent. From 2005 through the year 2010, Cayuga County’s households are projected to decrease by 0.2 percent, while the number of households are expected to increase by 1.3 percent, 2.7 percent and 6.5 percent in Seneca County, New York and the United States, respectively.

In 1990, the market area counties had per capita income of $11,671 in Cayuga County and $12,408 in Seneca County, while New York and the United States had higher 1990 per

Description of Primary Market Area (cont.)

capita income of $16,501 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. The market area counties’ per capita income increased from 1990 to 2000 by 54.5 percent to $18,033 in Cayuga County and by 42.1 percent to $17,630 in Seneca County. Per capita income increased by 41.7 percent in New York to $23,389 and by 49.7 percent to $21,587 in the United States. From 2000 to 2005, per capita income continued to increase by 15.2 percent and 16.6 percent to $20,767 and $20,552 in Cayuga and Seneca Counties, respectively, and by 22.6 percent to $28,677 in New York and by 21.5 percent to $26,228 in the United States.

The 1990 median household income of $27,568 and $28,604, in the market area counties of Cayuga County and Seneca County, respectively, was lower than the median household income in New York and the United States at $32,965 and $30,056, respectively. From 1990 to 2000, median household income increased in all areas, with Cayuga County indicating a 36.0 percent increase to $37,487 and Seneca County indicating a 29.8 percent increase to $37,140, compared to a 31.6 percent increase to $43,393 in New York and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2005, median household income in the market area counties was estimated to have increased an identical 13.0 percent to $42,366, and $41,959 in Cayuga and Seneca Counties, respectively. New York’s median household income grew 18.0 percent to $51,187, and the United States’ median household income increase was 18.5 percent to $49,747 from 2000 to 2005. From 2005 to 2010, median household income is projected to increase by 11.3 percent in Cayuga County and increase by 12.2 percent in Seneca County, by 18.1 percent in New York and by 17.4 percent in the United States. Based on those rates of increase, by 2010, median household income is expected to be $47,135 in Cayuga County, $47,066 in Seneca County, $60,431 in New York, and $58,384 in the United States.

Exhibit 27 provides a summary of key housing data for the market area counties, New York and the United States. In 1990, Cayuga County had a rate of owner-occupancy of 70.9 percent, lower than Seneca County at 74.6 percent, but higher than New York and the United

Description of Primary Market Area (cont.)

States at 52.2 percent and 64.2 percent, respectively. As a result, Cayuga County supported a lower rate of renter-occupied housing of 29.1 percent, compared to 25.4 percent in Seneca County, 47.8 percent for New York and 35.8 percent for the United States. In 2000, owner-occupied housing increased in Cayuga County to 72.1 percent, but decreased in Seneca County to 73.8 percent. Owner-occupancy increased in New York and the United States to 53.0 percent and 67.3 percent, respectively. Conversely, the renter-occupied rates decreased in Cayuga County to 27.9 percent, increased in Seneca County to 26.2 percent, and decreased in New York and the United States to 47.0 percent and 32.7 percent, respectively.

The market area counties’ 1990 median housing values were $59,500 and $57,900, lower than New York’s $130,400 and the United States’ median housing value of $78,500. The 1990 median rents in the respective market area counties were $391 and $396, compared to the median rent of New York at $486 and the United States at $447. In 2000, median housing values had increased slightly in the market area counties and in New York and the United States. The market area counties had 2000 median housing values of $75,300 and $72,400 in Cayuga and Seneca Counties, respectively, with New York at $148,700 and the United States at $119,600. The 2000 median rents were $482 and $521 in the respective market area counties, and $672 and $602 in New York and the United States, respectively.

In 1990, the major source of employment for the market area by industry group, based on share of employment, was the services industry at an average of 40.5 percent. The services industry was also responsible for the majority of employment in New York and the United States with 52.0 percent of jobs in New York and 37.5 percent in the United States (reference Exhibit 28). The manufacturing sector was the second major employer in the market area at 20.2 percent, and the wholesale/retail sector was the second leading employer at 19.1 percent in New York. The wholesale/retail trade sector was the second major employer with 21.2 percent in the United States. The wholesale/retail trade sector was the third major overall employer in the market area at 19.0 percent. In New York, the manufacturing sector was the third major employer, responsible for 14.7 percent of employment. The manufacturing sector

Description of Primary Market Area (cont.)

was the third major employer in the United States at 17.7 percent. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 20.3 percent of employment in the market area, 23.8 percent of employment in New York and 23.6 percent in the United States.

In 2000, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest sectors of employment, respectively, for the market area, unlike New York and the United States where the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest sectors of employment. The services industry accounted for 47.3 percent, 52.0 percent and 46.7 percent in the market area, New York and the United States, respectively. The manufacturing industry provided for 18.7 percent, 10.0 percent and 14.1 percent in the same respective areas. The wholesale/retail trade group provided 15.6 percent, 13.9 percent and 15.3 percent of employment in the market area, New York and the United States, respectively.

Some of the largest employers in the area are listed below.

Employer	Business
Auburn Armature	Electrical Equipment
ITT Industries/Goulds Pumps	Manufacturing Pumps
Auburn Memorial Hospital	Health Care
Cayuga Community College	Education
New York Chiropractic College	Health Care Education
Five Points Correctional Facility	State Prison
Hillside Children’s Center	Youth Specialized Education

Unemployment rates are another key economic indicator. Exhibit 29 shows the unemployment rates in Cayuga and Seneca Counties, New York and the United States in 2001 through 2005. Cayuga County and Seneca County have been characterized by slightly lower unemployment rates compared to New York and the United States. In 2001, Cayuga County had an unemployment rate of 4.3 percent, compared to unemployment rates of 4.4 percent in Seneca County, 4.9 percent in New York and 4.8 percent in the United States. Unemployment rates increased in 2002 to 4.9 percent in Cayuga County, compared to 5.6 percent in Seneca

Description of Primary Market Area (cont.)

County, 6.4 percent in New York and 5.8 percent in the United States. In 2003, the unemployment rate increased again in Cayuga County to 5.4 percent. Seneca County’s rate remained at 5.6 percent, while New York increased to 6.4 percent, and the United States increased to 6.1 percent. In 2004, Cayuga County’s unemployment rate decreased to 5.2 percent. All other areas also decreased in rates of unemployment to 5.3 percent Seneca County compared to decreases to 5.8 percent in New York and 6.0 percent in the United States. In 2005, all areas had decreases in unemployment rates. The market area counties’ unemployment rates decreased to 4.6 percent and 4.7 percent in Cayuga County and Seneca County, and the unemployment rates in New York and the United States decreased to 5.0 percent and 5.6 percent, respectively.

Exhibit 30 provides deposit data for banks and thrifts in Cayuga and Seneca Counties. Seneca Falls Savings’ deposit base in the market area was $94.0 million or a 34.8 percent share of the $558 million total thrift deposits and a smaller 8.2 percent share of the total deposits, which were $1.1 billion as of June 30, 2005. It is evident from the size of the thrift deposits and bank deposits that the market area has a moderate deposit base, with Seneca Falls Savings having a moderate level of market penetration for thrift deposits but a minimal share of total deposits.

Exhibit 31 provides interest rate data for each quarter for the years 2001 through the fourth quarter of 2005. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2001 and 2002 and then a basically flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes. Then rates have indicated constant increases in each quarter in 2005 and continuing at a stronger pace in 2005.

SUMMARY

To summarize, the market area represents an area with stable but not growing population and household trends during the 1990s and early 2000s. Such a pattern is projected to continue from 2005 through 2010. The market area displayed a lower per capita income and lower household income than the United States. In 1990, the median rent of the market area was, by average, lower than New York’s median rent. By 2000, the average median rent of the market area was still lower than New York’s median rent. In 1990, the market area’s median housing value was also lower than New York’s and lower than that of the United States, and in 2000, the market area’s median housing value was again lower than New York’s median housing value and that of the United States. The market area has had slightly lower unemployment rates when compared to that of New York and the United States. Finally, the market area is a competitive financial institution market dominated marginally by banks with a total market deposit base for banks and thrifts in the market area that is $1.1 billion in deposits.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Mid-Atlantic region and in New York.

Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 216 publicly-traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 14 publicly-traded Mid-Atlantic thrifts (“Mid-Atlantic thrifts”) and the 15 publicly-traded thrifts in New York (“New York thrifts”), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2005, and February 22, 2006.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Seneca Falls Savings as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Seneca Falls Savings’ basic operation.

Introduction (cont.)

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
Atlantic Liberty Financial	New York
Union Community Bancorp	Indiana

There is are no pending merger/acquisition transaction involving thrift institutions in Seneca Falls Savings’ city, county or market area, as indicated in Exhibit 35.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies

Mutual Holding Companies (cont.)

as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 63 publicly-traded mutual holding companies as well between those 63 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 63 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

Institution	State
Atlantic Coast Federal, MHC	Georgia
Cheviot Financial, MHC	Ohio
Pathfinder Bancorp, MHC	New York
Jacksonville Savings Bank, MHC	Illinois
Greater Delaware Valley, MHC	Pennsylvania
Greene County Bancorp, MHC	New York
PSB Holdings, Inc, MHC	Connecticut
Governeur Bancorp, MHC	New York
First Federal Financial Services, MHC	Illinois
Naugatuck Valley Financial, MHC	Connecticut
Ocean Shore Holding Co, MHC	New Jersey
Oneida Financial, MHC	New York
SI Financial Group, MHC	Connecticut

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Bank of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 279 publicly-traded, FDIC-insured institutions, including 63 mutual holding companies, 14 are traded on the New York Stock Exchange, 7 are traded on the American Stock Exchange and 153 are listed on NASDAQ, 66 are traded on the OTC Bulletin Board and 39 are listed in the Pink Sheets.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of February 22, 2006, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to January 1, 2005.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Seneca Falls, including the western and southwestern states.

Geographic Location (cont.)

The geographic location parameter consists of New England, Mid-Atlantic, Midwest and Southeast states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Seneca Falls Savings, with assets of approximately $152.0 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 38 and 39 show the 46 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association

Summary (cont.)

Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Seneca Falls Savings with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Seneca Falls Savings. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets was 6.8 percent at December 31, 2005, and reflects Seneca Falls Savings’ share of investments moderately lower than national and regional averages. The Bank’s investments have consisted primarily of federal agency securities, municipal securities, equity securities and deposits in other financial institutions. For its most recent two years, Seneca Falls Savings’ average ratio of cash and investments to assets was a similar 6.9 percent, from a high of 7.0 percent in 2004 to a low of 6.8 percent in 2005, with a generally level trend. It should be noted that, for the purposes of comparable group selection, Seneca Falls Savings’ $1,490,000 balance of Federal Home Loan Bank stock at December 31, 2005, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is fairly broad, in spite of Seneca Falls Savings’ lower balance of cash and investments, related to the general volatility of this parameter and institutions’ varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 or less of assets, with a midpoint of 12.5 percent.

Mortgage-Backed Securities to Assets

At December 31, 2005, Seneca Falls Savings’ ratio of mortgage-backed securities to assets was a higher 33.4 percent compared to the regional average of 15.9 percent and the national average of 10.2 percent for publicly-traded thrifts. The Bank’s two most recent calendar year average is 36.9 percent, also higher than industry averages. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.

One- to Four-Family Loans to Assets

Seneca Falls Savings’ lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 43.6 percent of the Bank’s assets at December 31, 2005, which is lower than the national average of 46.0 percent. The parameter for this characteristic requires any comparable group institution to have from 20.0 percent to 60.0 percent of its assets in one- to four-family loans with a midpoint of 40.0 percent.

Total Net Loans to Assets

At December 31, 2005, Seneca Falls Savings had a 52.2 percent ratio of total net loans to assets and a lower two year average of 48.9 percent, both being lower than the national average of 71.1 percent and the regional average of 63.6 percent for publicly-traded thrifts. The Bank’s ratio of total net loans to assets has demonstrated a mild upward trend.

The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent. The wider range is due to the fact that, as the referenced national and regional averages indicate, many institutions hold a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Seneca Falls Savings.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, Seneca Falls Savings’ shares of mortgage-backed securities to assets and total net loans to assets were 33.4 percent and 52.2 percent, respectively, for a combined share of 85.6 percent. Recognizing the industry and regional ratios of 10.2 percent and 15.9 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 60.0 percent to 90.0 percent, with a midpoint of 75.0 percent.

Total Net Loans and Mortgage-Backed Securities to Assets (cont.)

Borrowed Funds to Assets

Seneca Falls Savings had a $27.2 million balance of borrowed funds at December 31, 2005, consisting of FHLB advances, representing 17.9 percent of assets. At December 31, 2004, the Bank’s borrowed funds were $29.5 million or a higher 19.5 percent of assets.

The use of borrowed funds by some banks indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds had increased, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many banks as an alternative to higher cost and/or longer term certificates. Rising interest rates resulted in some moderation of borrowings in the banking industry, particularly among nonpublicly-traded banks. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

The range of borrowed funds to assets is 35.0 percent or less with a midpoint of 17.5 percent.

Equity to Assets

Seneca Falls Savings’ equity to assets ratio was 6.7 percent at December 31, 2005, and 6.9 percent at December 31, 2004. After conversion, based on the midpoint value of $18.0 million and a public offering of $8.1 million, with 93.0 percent of the net proceeds of the public

Equity to Assets (cont.)

offering going to the Bank, Seneca Falls Savings’ equity is projected to stabilize in the area of 10.9 percent of assets. Based on that equity ratio, we have defined the equity ratio parameter to be 5.0 percent to 12.0 percent with a midpoint ratio of 8.5 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 39 presents five parameters identified as key indicators of Seneca Falls Savings’ earnings performance and the basis for such performance both historically and during the four quarters ended December 31, 2005. The primary performance indicator is the Bank’s return on average assets (ROAA). The second performance indicator is the Bank’s return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is the ROAA. For the twelve months ended December 31, 2005, Seneca Falls Savings’ ROAA was a minimal 0.05 percent based on identical net and core earnings after taxes of $73,000, as detailed in Item I of this Report. The Bank’s ROAA over its most recent two calendar years, based on net earnings, was 0.02 percent in fiscal year 2004 and 0.05 percent in calendar year 2005 .

Return on Average Assets (cont.)

Considering the historical and current earnings performance of Seneca Falls Savings, the range for the ROAA parameter based on core income has been defined as 0.75 percent or less with a midpoint of 0.38 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a recently converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the recently converted thrift and the inability to accurately reflect a mature ROAE for the recently converted thrift relative to other stock institutions.

Prior to the minority stock offering, the Bank’s ROAE for the twelve months ended December 31, 2005, was 0.69 percent based on identical net and core income. The parameter range for the comparable group, based on core income, is 12.0 percent or less with a midpoint of 6.0 percent.

Net Interest Margin

Seneca Falls Savings had a net interest margin of 2.59 percent for the twelve months ended December 31, 2005, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margins in calendar year 2004 was 3.00 percent, with a two calendar year average of 2.80 percent.

The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 3.75 percent with a midpoint of 2.88 percent.

Operating Expenses to Assets

For the twelve months ended December 31, 2005, Seneca Falls Savings had a 3.74 percent ratio of operating expense to average assets. In calendar year 2004, the Bank’s expense ratio was a higher 3.94 percent. For its two most recent calendar years ended December 31, 2005, Seneca Falls Savings’ operating expense ratio averaged 3.84 percent. It should be noted that the Bank’s current operating expense ratio remains higher than the averages of 1.57 percent for Mid-Atlantic savings institutions and 2.07 percent for all publicly-traded savings institutions.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.20 percent to a high of 4.50 percent with a midpoint of 3.35 percent.

Noninterest Income to Assets

Compared to publicly-traded thrifts, Seneca Falls Savings has historically experienced a considerably higher than average dependence on noninterest income as a source of additional income. The Bank’s noninterest income was $2,056,000 or 1.35 percent of assets for the twelve months ended December 31, 2005, which is higher than the 1.26 percent average for publicly-traded thrift institutions during that period.

The range for this parameter for the selection of the comparable group is 1.75 percent of average assets or less, with a midpoint of 0.88 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Seneca Falls Savings. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

Seneca Falls Savings’ ratio of nonperforming assets to assets was 0.28 percent at December 31, 2005, which was lower than the national average of 0.69 percent for publicly-traded thrifts and similar to the Mid-Atlantic regional average of 0.27 percent. The Bank’s ratio was a modestly lower 0.21 percent at December 31, 2004. For its two most recent calendar years ended December 31, 2005, the Bank’s ratio of nonperforming assets to total assets averaged 0.25 percent, ranging from a low of 0.21 percent in 2004 to a high of 0.28 percent in 2005.

The parameter range for nonperforming assets to assets has been defined as 1.00 percent of assets or less with a midpoint of 0.50 percent.

Repossessed Assets to Assets

Seneca Falls Savings had no repossessed assets at December 31, 2005. The Bank’s also had no repossessed assets at December 31, 2004. National and regional averages were 0.10 percent and 0.05 percent, respectively, for publicly-traded thrift institutions at December 31, 2005.

Repossessed Assets to Assets (cont.)

The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.

Loans Loss Reserves to Assets

Seneca Falls Savings had an allowance for loan losses of $371,000, representing a loan loss allowance to total assets ratio of 0.24 percent at December 31, 2005, which is slightly higher than its 0.21 percent ratio at December 31, 2004. For the two calendar years of 2004 and 2005, the Bank’s loan loss reserve averaged 0.23 percent of assets with a modest increase due to lower charge-offs in 2005.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $149.6 million to $587.5 million with an average asset size of $380.7 million and have an average of 8.4 offices per institution. One of the comparable group institutions was converted in 1985, one in 1986, one in 1987, one in 1988, one in 1994, one in 1996, two in 1999, one in 2001 and one in 2003. All ten of the comparable group institutions are traded on NASDAQ and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 8.82 percent, which is 14.1 percent lower than all publicly-traded thrift institutions in the United States and 27.7 percent lower than publicly-traded thrift institutions in New York, and for the most recent four quarters indicated a core return on average assets of 0.46 percent, lower than all publicly-traded thrifts at 1.03 percent and lower than publicly-traded New York thrifts at 1.14 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of Seneca Falls Savings to all publicly-traded thrifts, to publicly-traded thrifts in the Mid-Atlantic region and to New York thrifts, as well as to the ten institutions constituting Seneca Falls Savings’ comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

As presented in Exhibits 43 and 44, at December 31, 2005, Seneca Falls Savings’ total equity of 6.65 percent of assets was lower than the 8.82 percent for the comparable group, the 10.27 percent for all thrifts, the 10.80 percent for Mid-Atlantic thrifts and the 12.20 percent ratio for the 15 New York thrifts. The Bank had a 52.17 percent share of net loans in its asset mix, moderately lower than the comparable group at 67.97 percent, and more notably lower than all thrifts at 71.14 percent, Mid-Atlantic thrifts at 66.64 percent and New York thrifts at 67.63 percent. Seneca Falls Savings’ share of net loans, lower than industry averages, is primarily the result of its higher 33.40 percent share of mortgage-backed securities reduced by its lower than average 6.81 percent share of cash and investments. The comparable group had a moderately higher 15.05 percent share of cash and investments and a lower 11.15 percent share of mortgage-backed securities. All thrifts had 10.17 percent of assets in mortgage-backed securities and 13.74 percent in cash and investments. Seneca Falls Savings’ 74.31 percent share of deposits was higher than the comparable group and New York thrifts, and higher than all thrifts and Mid-Atlantic thrifts, reflecting the Bank’s lower than average 17.92 percent ratio of borrowed funds to assets and lower equity to assets ratio of 6.65 percent. The comparable group had deposits of 70.74 percent and borrowings of 19.49 percent. All thrifts averaged a 55.25 percent share of deposits and 32.70 percent of borrowed funds, while Mid-Atlantic thrifts had a 56.64 percent share of deposits and a 30.72 percent share of borrowed funds. New York thrifts averaged a 57.16 percent share of deposits and a 30.49 percent share of borrowed funds. Seneca Falls Savings had intangible assets of 0.29 percent at December 31, 2005, comprised of goodwill and intangible assets, compared to 0.60 percent for the comparable group, 0.81 percent for all thrifts, 1.54 percent for Mid-Atlantic thrifts and 2.76 percent for New York thrifts.

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for Seneca Falls Savings in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 47, for the twelve months ended December 31, 2005, Seneca Falls Savings had a yield on average interest-earning assets lower than the comparable group, Mid-Atlantic thrifts, New York thrifts and all thrifts. The Bank’s yield on interest-earning assets was 4.98 percent compared to the comparable group at 5.51 percent, all thrifts at 5.60 percent, Mid-Atlantic thrifts at 5.63 percent and New York thrifts at 5.35 percent.

The Bank’s cost of funds for the twelve months ended December 31, 2005, was lower than all thrifts, Mid-Atlantic thrifts, and the comparable group, but higher than Mid-Atlantic thrifts. Seneca Falls Savings had an average cost of interest-bearing liabilities of 2.46 percent compared to 2.68 percent for the comparable group, 2.56 percent for all thrifts, 2.64 percent for Mid-Atlantic thrifts and 2.33 percent for New York thrifts. The Bank’s lower yield on interest-earning assets and lower interest cost resulted in a net interest spread of 2.52 percent, which was lower than the comparable group at 2.83 percent, lower than all thrifts at 3.04 percent, lower than Mid-Atlantic thrifts at 2.98 percent and New York thrifts at 3.03 percent. Seneca Falls Savings generated a net interest margin of 2.59 percent for the twelve months ended December 31, 2005, based on its ratio of net interest income to average interest-earning assets, which was moderately lower than the comparable group ratio of 3.06 percent. All thrifts averaged a higher 3.24 percent net interest margin for the trailing four quarters, with Mid-Atlantic thrifts at 3.20 percent and New York thrifts at 3.28 percent.

Analysis of Financial Performance (cont.)

Seneca Falls Savings’ major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank had a $88,000 provision for loan losses during the twelve months ended December 31, 2005, equal to 0.02 percent of average assets. The comparable group indicated a provision representing 0.12 percent of assets, with all thrifts at 0.08 percent, Mid-Atlantic thrifts at 0.05 percent and New York thrifts with a credit of 0.01 percent.

The Bank’s noninterest income was $2,056,000 or 1.35 percent of average assets for the twelve months ended December 31, 2005, with no gains on the sale of loans and securities. Such a ratio of noninterest income to average assets was higher than the comparable group at 0.68 percent, and modestly higher than all thrifts at 1.26 percent and higher than Mid-Atlantic thrifts at 0.65 percent and New York thrifts at 0.57 percent. For the twelve months ended December 31, 2005, Seneca Falls Savings’ operating expense ratio was 3.74 percent of average assets, which was higher than the comparable group at 2.80 percent and higher than all thrifts at 2.07 percent, Mid-Atlantic thrifts at 1.57 percent and New York thrifts at a much lower 1.39 percent.

The overall impact of Seneca Falls Savings’ income and expense ratios is reflected in the Bank’s net income and return on assets. For the twelve months ended December 31, 2005, the Bank had an identical net and core ROAA of 0.05 percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.50 percent and a modestly lower core ROAA of 0.46 percent. All publicly-traded thrifts averaged a higher 1.03 percent core ROAA, with Mid-Atlantic thrifts at 1.09 percent and New York thrifts at a higher 1.14 percent.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Seneca Falls Savings with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Bank, and as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.

As discussed earlier, the Bank’s historical business model has focused on increasing its noninterest income; maintaining a reasonable net interest margin; maintaining a lower ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby improving its sensitivity measure and its overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs, and striving to control its overhead expenses and improve its efficiency ratio. In the future, following its minority offering, it will be the objective of the Bank to increase its net interest spread and margin, maintain its non-interest income, increase the

Earnings Performance (cont.)

amount and consistency of its net income, increase its return on assets and return on equity, and work toward reducing its overhead expenses.

Earnings are generally related to an institution’s ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Bank was an active originator of mortgage and a modest originator of non-mortgage loans in 2004 and 2005.

From December 31, 2004, to December 31, 2005, loans receivable increased by $10.2 million from $69.1 million to $79.3 million. During that period, the largest loan category increase was one- to four-family residential real estate loans, followed distantly by home equity loans and commercial real estate loans. All other categories indicated minimal change during those periods, with multi-family loans and construction loans indicating modest decreases.

The impact of Seneca Falls Savings’ primary lending efforts has been to generate a yield on average interest-earning assets of 4.98 percent for the twelve months ended December 31, 2005, compared to a higher 5.51 percent for the comparable group, 5.60 percent for all thrifts and 5.63 percent for Mid-Atlantic thrifts. The Bank’s ratio of interest income to average assets was 4.73 percent for the twelve months ended December 31, 2005, which was lower than the comparable group at 5.21 percent, all thrifts at 5.00 percent and Mid-Atlantic thrifts at 4.81 percent.

Seneca Falls Savings’ 2.46 percent cost of interest-bearing liabilities for the twelve months ended December 31, 2005, was lower than the comparable group at 2.68 percent, all thrifts at 2.56 percent, Mid-Atlantic thrifts at 2.64 percent but higher than New York thrifts at 2.33 percent. The Bank’s resulting net interest spread of 2.52 percent for the twelve months ended December 31, 2005, was lower than the comparable group at 2.83 percent, all thrifts at 3.04 percent and Mid-Atlantic thrifts at 2.98 percent. The Bank’s net interest margin of 2.59 percent, based on average interest-earning assets for the twelve months ended December 31,

Earnings Performance (cont.)

2005, was significantly lower than the comparable group at 3.06 percent, all thrifts at 3.24 percent and Mid-Atlantic thrifts at 3.20 percent.

The Bank’s ratio of noninterest income to assets was 1.35 percent for the twelve months ended December 31, 2005. That 1.35 percent ratio of noninterest income to assets was moderately higher than the comparable group at 0.68 percent and Mid-Atlantic thrifts at 0.65 percent, and slightly higher than all thrifts at 1.26 percent. The Bank’s operating expenses were moderately higher than the comparable group and significantly higher than all thrifts and Mid-Atlantic thrifts. For the twelve months ended December 31, 2005, Seneca Falls Savings had an operating expenses to assets ratio of 3.74 percent compared to 2.80 percent for the comparable group, 2.07 percent for all thrifts and 1.57 percent for Mid-Atlantic thrifts.

For the twelve months ended December 31, 2005, Seneca Falls Savings generated higher noninterest income, higher noninterest expenses and a lower net interest margin relative to its comparable group. As a result, the Bank had lower net and core earnings for the year ended December 31, 2005. Based on identical net and core earnings, the Bank had a low return on average assets of 0.05 percent in 2005, following a small positive ROAA of 0.04 percent in 2004. For the twelve months ended December 31, 2005, the comparable group had a higher core ROAA of 0.46 percent, while all thrifts indicated a higher 1.03 percent. The comparable group had a net ROAA of 0.50 percent for the twelve months ended December 31, 2005, with all thrifts at 1.06 percent and Mid-Atlantic thrifts at 1.08 percent.

The earnings stream and net earnings of Seneca Falls Savings will continue to be dependent on both the overall trends in interest rates and also on the consistency, reliability and variation of its noninterest income and overhead expenses. Net of gains and losses, noninterest income indicated relatively mild fluctuation in December 31, 2004, and December 31, 2005, and overhead expenses decreased modestly. The Bank’s net interest margin, lower than the comparable group, has been the result of its lower yield on assets, partially offset by its

Earnings Performance (cont.)

generally lower cost of funds. Seneca Falls Savings’ cost of interest-bearing liabilities is likely to experience modest increases during the next few years, as short term rates continue to increase from their record lows in 2003 and 2004. Continued upward pressure on lending rates is also anticipated. Seneca Falls Savings’ composite yield on interest-earning assets is likely to increase modestly to moderately, based on the mix and repricing interval of the Bank’s loan portfolio, although the Bank’s considerable share of fixed-rate loans will limit the potential for increase. Adjustable-rate loans will likely be originated and reprice at higher rates, as will fixed-rate loans compared to their current portfolio yield. Investments should also experience a modestly higher yield. It is also likely that competition from both financial institutions and mortgage companies will limit the Bank’s ability to significantly increase rates on individual mortgage and non-mortgage loan products. Seneca Falls Savings’ success in achieving its objective to increase its overall net interest spread and net interest margin will relate to its ability to increase its lower cost savings and checking accounts and higher yielding nonresidential mortgage loans, rather than by significant rate changes on its loan and savings products. During the next few years, a possible modest to moderate increase in the Bank’s net interest spread and net interest margin will be dependent on Seneca Falls Savings’ marketing and cross-selling capability, as well as the demographic and economic characteristics and trends in its market area.

It is also recognized that Seneca Falls Savings’ current lower ROAA, much less favorable than that of its comparable group, has seen minimal changes since December 31, 2004, while its net interest margin and net interest spread have decreased noticeably. Following conversion, it is anticipated that the Bank’s higher equity to assets ratio will result in decreases in ROAE until conversion proceeds can be deployed into higher yielding loans.

In recognition of the foregoing earnings related factors, with consideration to Seneca Falls Savings’ current performance measures, a significant downward has been made to Seneca Falls Savings’ pro forma market value for earnings performance.

MARKET AREA

As previously indicated in Section II, the Bank’s primary market area encompasses Cayuga County and Seneca County in New York. Since 1990, this primary market area has experienced either small population decreases or minimal increases, compared to New York and the United States, and unemployment rates slightly lower than in the both New York and the United States. The unemployment rates in the Cayuga and Seneca Counties were 4.3 percent and 4.4 percent, respectively, in 2001, compared to 4.9 percent in New York and 4.9 percent in the United States. By 2005, the unemployment rates had increased to 4.6 percent in Cayuga County and 4.7 percent in Seneca County, with New York and the United States at 5.0 percent and 5.6 percent, respectively. Per capita income and median household income in Seneca Falls Savings’ market area have historically been and remain generally lower than state and national averages. The median housing value in the Bank’s primary market area is also lower than that of both New York and the United States.

Seneca Falls Savings’ market area’s services sector represents the primary source of employment in both primary market area counties, followed by the manufacturing and wholesale/retail sectors. The level of financial competition Seneca Falls Savings’ market area is strong, with commercial banks holding a slight majority of deposits. The Bank has a modest penetration of thrift deposits and a slight penetration of bank deposits in its two primary market area counties. Seneca Falls Savings experienced net increases in deposits in each of its most recent four fiscal years. Overall, the Bank’s average annual deposit growth rate from June 30, 2003, to December 31, 2005, was similar to the comparable group, impacted by lower growth in calendar year 2005.

In recognition of the foregoing factors, including deposit potential in a stagnant market, we believe that a small downward adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of Seneca Falls Savings is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank’s ratio of total equity to total assets was 6.65 percent at December 31, 2005, which was moderately lower than the comparable group at 8.82 percent, and considerably lower than all thrifts at 10.27 percent and Mid-Atlantic thrifts at 10.80 percent. With a conversion at the midpoint, the Corporation’s pro forma equity to assets ratio will increase to approximately 15.6 percent, and the Bank’s pro forma equity to assets ratio will increase to approximately 10.9 percent, based on the Bank receiving at least 85 percent of the net proceeds from the conversion.

The Bank’s mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Bank’s 74.31 percent ratio of deposits to total assets was modestly higher than the comparable group at 70.72 percent, and higher than all thrifts at 55.25 percent and Mid-Atlantic thrifts at 56.64 percent. Those variations are directly related to Seneca Falls Savings’ 17.92 percent ratio of borrowed funds to assets, which was lower than the comparable group at 19.49 percent and Mid-Atlantic thrifts at 30.72 percent, and lower than all thrifts at 32.70 percent.

Seneca Falls Savings had a lower 52.17 percent ratio of net loans to total assets at December 31, 2005, compared to the comparable group at 67.97, all thrifts at 71.14 percent and Mid-Atlantic thrifts at 63.64 percent. The Bank’s 6.81 percent share of cash and investments was much smaller than the comparable group at 15.05 percent, all thrifts at 13.74 percent and Mid-Atlantic thrifts at 15.70 percent; but Seneca Falls Savings’ 33.40 percent ratio of mortgage-backed securities to total assets was significantly higher than the comparable group at 11.15 percent, all thrifts at 10.17 percent and Mid-Atlantic thrifts at 15.89 percent. The Bank’s larger combined share of cash and investments and mortgage-backed securities, resulting in its smaller share of loans, is part of the basis of its lower yield on interest-earning assets.

Seneca Falls Savings had intangible assets of $435,000 or 0.29 percent of total assets, comprised of goodwill and core deposit intangible, compared to a higher 0.60 percent for the

Financial Condition (cont.)

comparable group and a higher 0.81 percent for all thrifts and 1.54 percent for Mid-Atlantic thrifts. The Bank was absent repossessed assets at December 31, 2005, and also had no repossessed assets at December 31, 2004, compared to the comparable group at 0.07 percent, while all thrifts and Mid-Atlantic thrifts had ratios of 0.10 percent and 0.05 percent, respectively. The financial condition of Seneca Falls Savings is strengthened by its low nonperforming assets of $426,000 or 0.28 percent of assets at December 31, 2005, compared to a modestly higher 0.55 percent for the comparable group, a higher 0.69 percent for all thrifts and a lower 0.27 percent for Mid-Atlantic thrifts. It should be recognized that the Bank’s ratio of nonperforming assets to total assets increased from 0.21 percent of assets at December 31, 2004.

The Bank had a lower 2.66 percent ratio of high risk real estate loans to assets compared to 22.65 percent for the comparable group, and the Bank’s share of high risk real estate loans was also lower than all thrifts at 24.23 percent. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

At December 31, 2005, Seneca Falls Savings had $371,000 of allowance for loan losses, which represented 0.24 percent of assets and 0.47 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to 0.75 percent of assets and 1.09 percent of total loans. More significant, however, is an institution’s ratio of allowance for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. Seneca Falls Savings’ $371,000 of allowance for loan losses, represented a significantly lower 86.68 percent of nonperforming assets at December 31, 2005, compared to the comparable group’s 143.56 percent, with all thrifts at 190.17 percent and Mid-Atlantic thrifts at 304.76 percent. Seneca Falls Savings’ ratio of net charge-offs to average total loans was 0.05 percent for the twelve months ended December 31, 2005, compared to ratios of zero for the comparable group, 0.16 percent for all thrifts and 0.06 percent for Mid-Atlantic thrifts.

Financial Condition (cont.)

Historically, Seneca Falls Savings has experienced moderate levels of interest rate risk, as reflected by the exposure of its net portfolio value to negative changes under conditions of rising interest rates, and in recent periods, the Bank’s overall interest rate risk has been consistent and is currently classified as moderate.

Overall, with particular consideration to the Bank’s equity level, asset quality, reserves coverage, interest rate risk level and shares of loans and deposits relative to the comparable group, we believe that a modest downward adjustment is warranted for Seneca Falls Savings’ current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent four calendar years, Seneca Falls Savings has been characterized by higher than average rates of growth in assets, loans and deposits. The Bank’s average annual asset growth rate from 2001 to 2005 was 10.9 percent, compared to a much lower 4.8 percent for the comparable group, 11.0 percent for all thrifts and 12.2 percent for Mid-Atlantic thrifts. The Bank’s higher asset growth rate is reflective primarily of its large average increase in loans and mortgage-backed securities during that five year period . The Bank’s loan portfolio indicates an average annual increase of 13.6 percent from 2001 to 2005, compared to average growth rates of 2.8 percent for the comparable group, and 11.4 percent for all thrifts and 12.1 percent for Mid-Atlantic thrifts.

Seneca Falls Savings’ deposits indicate an average annual increase of 9.7 percent from December 31, 2001, to December 31, 2005. Annual deposit changes have ranged from a minimal increase of 0.2 percent in 2003 to an increase of 22.9 percent in 2004, compared to average growth rates of 5.5 percent for the comparable group, 11.4 percent for all thrifts and 10.8 percent for Mid-Atlantic thrifts. Consistent with its lower rate of deposit growth compared to loan growth, the Bank increased its ratio of borrowed funds to assets from 7.2 percent at

Asset, Loan and Deposit Growth (cont.)

December 31, 2001, to 17.9 percent at December 31, 2005, with the increase occurring in 2004. Seneca Falls Savings’ share of borrowed funds were lower than the comparable group at 19.5 percent at December 31, 2005.

The Bank’s ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to continue its loan origination activity. Seneca Falls Savings’ primary market area experienced minimal change in population and households between 1990 and 2000 and minimal increases are projected to continue at rates lower than state and national increases rates through 2010. The Bank’s primary market area also indicated lower 2000 per capita income relative to New York and the United States, combined with lower median household income. In 2000, housing values in Seneca Falls Savings’ market area were also lower than New York and the United States.

The Bank’s historical dependence on its current primary market area could result in lower asset growth in the future as a result of its competitive operating environment, recognizing limited growth in population and households projected for the future in the primary market area. It should be noted that the Bank’s deposit market shares at June 30, 2005, were 34.8 percent for thrift deposits and a lower 8.2 percent for bank deposits. Seneca Falls Savings’ competitive operating environment, notwithstanding its anticipated increased capital, will likely result in rates of asset, loan and deposit growth lower than during the past few years. Considering the stagnant demographics of the Bank’s market area, such slower growth could result in growth levels more in line with the comparable group, as well as national and regional averages.

Based on the foregoing factors, we have concluded that an upward adjustment to the Bank’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation has not committed to pay dividends following the completion of its minority stock offering. Any payment of cash dividends by the Corporation in future years will be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.

Each of the ten institutions in the comparable group pays cash dividends for an average dividend yield of 2.70 percent and a payout ratio of 61.73 percent. It should be noted that one of the comparable group institutions, Wayne Savings Bancshares, paid dividends well in excess of its earnings per share in 2005, resulting in a payout ratio of 184.61 percent and increased from 61.11 percent in 2004.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments.

SUBSCRIPTION INTEREST

In 2005, investors’ interest in new issues was limited and subscription levels were consistently low to moderate, although a few issues received stronger response from the marketplace. New issues also attracted less interest from investors in 2005 and to date in 2006, and aftermarket price increases have been lower than in previous years. Overall, the recent and current reaction of IPO investors appears generally related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry. Although the number of recent offerings has been small relative to the 1990s, there appears to be a limited demand for new financial institution issues. Even some issues attracting greater interest have experienced smaller than expected price increases and, in some cases, price decreases in the aftermarket.

Subscription Interest (cont.)

The Corporation will direct its offering to depositors of the Bank and, if there is a community offering, to the general public with a preference to residents of Cayuga and Seneca Counties and New York. The board of directors and officers anticipate purchasing approximately $1,255,000 of the conversion stock or 125,500 shares, which represents 15.5 percent of the stock offered to the public based on the appraised midpoint valuation.

The Corporation has secured the services of Keefe, Bruyette & Woods, Inc. (“KBW”) to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial offerings, we believe that a downward adjustment is warranted for the Corporation’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation’s total public offering is considerably smaller in size relative to the average market value of the comparable group and Mid-Atlantic thrifts. The comparable group has an average market value of $39.1 million for the stock outstanding compared to a midpoint public offering of $8.1 million for the Corporation. Of the ten institutions in the comparable group, all are traded on NASDAQ, indicating an average daily trading volume of 1,250 shares during the last four quarters. With 810,000 shares to be outstanding at the midpoint of the offering range, the Corporation will have much fewer shares outstanding than the comparable group with an average of 1.9 million shares.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual

Liquidity of the Stock (cont.)

holding companies, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

As previously discussed, Seneca Falls Savings’ senior management include its president and chief executive officer, Robert E. Kernan, Jr.; its executive vice president and chief financial officer, Menzo D. Case ; its senior vice president-operations, Robert F. Eberle, Jr.; its vice president and treasurer, Bonnie Morland and the managing officer of Seneca-Cayuga Personal Services, LLC.

Over the past several yeas, the management of Seneca Falls Savings has been successful in significantly increasing the Bank’s loan portfolio and reducing investments, resulting in a higher but still moderate loan to asset ratio, relative to the comparable group and industry averages. Nonperforming assets are lower than industry average and have remained stable in recent years. Seneca Falls Savings’ operating expenses, however, have been and continue to be higher than the comparable group and industry averages, as has been the Bank’s efficiency ratio. Net interest margin and earnings have been well below comparable group and industry averages, but the Bank’s business plan indicates increased earnings following its stock conversion.

Overall, we believe the Bank to be professionally, knowledgeably and efficiently managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, recent volatility in the stock market and reduced interest in conversion offerings. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution’s ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation’s transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past two years, however, as rising interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of Seneca-Cayuga Bancorp, Inc., primary emphasis has been placed on the price to book value method, due to the Corporation’s low earnings in 2005, with additional analytical and correlative attention to the price to earnings methods.

In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value”.

Valuation Methods (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for earnings performance, subscription interest and the liquidity of the stock. Upward adjustments were made for the Bank’s market area and its asset, loan and deposit growth. No adjustments were made for the Bank’s dividend payments, financial condition, marketing of the issue and management.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, including Seneca Falls Savings, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. In the case of a minority offering such as Seneca Falls Savings, however, the application of the prescribed formulary computation to a sale of less than all the shares based on the full valuation of the institution might return a value in excess of the book value of the institution. In most instances, nevertheless, such a value remains below current comparable market values.

Price to Book Value Method (cont.)

Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 117.11 percent and 113.47 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 96.70 percent (Home City Financial Corp.) to a high of 143.39 percent (Wayne Savings Bancshares). The comparable group had modestly higher average and median price to tangible book value ratios of 125.84 percent and 126.33 percent, respectively, with the range of 98.51 percent to a higher 152.89 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed modestly from a low of 107.82 percent to a high of 137.20; and the comparable group’s price to tangible book value range also narrowed modestly from a low of 107.82 percent to a high of 152.19 percent, with the same institutions representing the limits of both ranges.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 68.28 percent and a price to tangible book value ratio of 66.97 percent at the midpoint. The price to book value ratio increases from 64.16 percent at the minimum to 74.74 percent at the super maximum, while the price to tangible book value ratio increases from 62.87 percent at the minimum to 73.61 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 68.28 percent and 66.97 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank’s capitalization, local market and percentage of public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 15.59 percent compared to 8.82 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $10,112,000 at December 31, 2005, the indicated pro forma market value of the Bank using this approach is $18,055,875 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD

The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Seneca Falls Savings’ after tax net earnings for the year ended December 31, 2005, were $73,000, and the Bank’s core earnings for that period were an identical $73,000, based on no adjustments as shown in Exhibit 7. Considering such earnings bases and trends, we have concluded that neither the price to net or core earnings method is meaningful, although we have presented a derivative pro forma price to core earnings multiple for Seneca Falls Savings based on the pro forma value of the Bank as determined by the price to book value method.

The average price to core earnings multiple for the comparable group was 24.79, while the median was 22.34. The average price to net earnings multiple was a lower 20.46 and the median multiple was 20.56. The comparable group’s price to core earnings multiple was higher than the 22.94 average multiple for all publicly-traded, FDIC-insured thrifts, but lower than their median of 17.45. The range in the price to core earnings multiple for the comparable group was from a low of 13.41 (Elmira Savings Bank) to a high of 44.22 (Wayne Savings Bancshares). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 14.42 to a high of 34.27 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

Based on the value determined by the application of the price to book value method, the price to core earnings multiple returned at the midpoint of the valuation range is 38.47 times earnings. Considering the net and core earnings positions of Seneca Falls Savings for the twelve months ended December 31, 2005, it is our opinion that the indicated pro forma price to core earnings multiple for the Corporation is a reasonable correlation to the applied pro forma price to book value ratio, indicating a value of $17,915,600 at the midpoint.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 49 indicates that the average price to assets ratio for the comparable group was 10.28 percent and the median was 9.16 percent. The range in the price to assets ratios for the comparable group varied from a low of 8.18 percent (MFB Corp.) to a high of 12.90 percent (First Federal Bankshares, Inc.). The range narrows modestly with the elimination of the two extremes in the group to a low of 8.51 percent and a high of 12.81 percent.

Based on the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 10.60 percent at the midpoint, which ranges from a low of 9.15 percent at the minimum to 13.54 percent at the super maximum.

Based on the Bank’s December 31, 2005, asset base of $151,950,000, the indicated pro forma market value of the Corporation using the price to assets method is $18,015,065 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 68.22 percent for the Corporation represents a discount of 41.69 percent relative to the comparable group and decreases to 36.18 percent at the super maximum. The price to assets ratio at the midpoint represents a premium of 3.16 percent, increasing to a premium of 31.82 percent at the maximum, as adjusted.

As presented Exhibits 51 through 54 and as further detailed in the offering prospectus, however, recognizing the lower actual proceeds to be realized by the public offering of only 45 percent of the pro forma fully converted shares at the offering price of $10.00 per share, the Corporation’s pro forma book value and pro forma book value per share will be lower and its corresponding price to book value ratio will be 99.21 percent, 109.17 percent, 117.92 percent and 126.90 percent at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively. Those ratios represent a discount at the minimum and midpoint and premiums at the maximum and maximum, as adjusted, of the offering range relative to the average of the comparable group of (15.28) percent, 6.77 percent, 0.69 percent and 8.35 percent, respectively.

It is our opinion that as of February 22, 2006, the fully converted pro forma market value of the Corporation, is $18,000,000 at the midpoint, representing 1,800,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $15,300,000 or 1,530,000 shares at $10.00 per share to a maximum of $10,700,000 or 2,070,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $23,805,000 or 2,380,500 shares at $10.00 per share.

Valuation Conclusion (cont.)

Our valuation assumptions, process and conclusions recognize that the minority public offering contemplates the sale of 45.0 percent of the outstanding shares, representing an offering range from $8,100,000 or 810,000 shares at the midpoint, $6,885,000 or 688,500 shares at the minimum, $9,315,000 or 931,500 shares at the maximum and $10,712,250 or 1,071,225 shares at the maximum, as adjusted.

The fully converted pro forma appraised value of the Corporation as of February 22, 2006 is $18,000,000 at the midpoint.